Exhibit 5.1

September 18, 2015

Freeport-McMoRan Inc.

333 North Central Avenue

Phoenix, Arizona 85004-2189

Ladies and Gentlemen:

We are acting as counsel to Freeport-McMoRan Inc., a Delaware corporation (the “Company”), in connection with (i) the registration statement on Form S-3 (File No. 333-206257) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) on August 10, 2015, and (ii) the Prospectus Supplement, dated September 18, 2015 (the “Prospectus Supplement”) of the Company, filed with the Commission relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.10 per share (the “Shares”), having an aggregate offering price of up to $1 billion in accordance with that certain distribution agreement, dated as of September 18, 2015, among the Company and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas Securities Corp., Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA Inc. and Scotia Capital (USA) Inc., as sales agents, (the “Distribution Agreement”).

In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto, originals or copies certified or otherwise identified to our satisfaction of such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of the originals of the documents submitted to us, the conformity to authentic originals of any documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein that were not independently established or verified by us, we have relied upon oral or written statements and representations of officers and other representatives of the Company.

Based upon the foregoing, we are of the opinion that the Shares have been duly and validly authorized and, when issued and delivered by the Company and paid for pursuant to the Distribution Agreement, will be validly issued, fully paid and nonassessable.

September 18, 2015

We express no opinion as to any matters governed by any laws other than the General Corporation Law of the State of Delaware. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on September 18, 2015 and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ JONES WALKER LLP